Exhibit 99.1

News Release

CONTACTS: Jim Eglseder (Investors)	FOR IMMEDIATE RELEASE
(513) 534-8424	April 23, 2009
Rich Rosen (Investors)
(513) 534-3307
Stephanie Honan (Media)
(513) 534-6957

FIFTH THIRD BANCORP ANNOUNCES FIRST QUARTER 2009 EARNINGS

Reports Net Income of $50 million

•	Extended nearly $18 billion of new and renewed credit in the first quarter

•

Average earning assets increased 1 percent sequentially; growth reflected investments in securities backed by loans and mortgage loans held-for-sale, partially offset by effect of lower commercial line utilization

•	Average core deposits increased 4 percent from the fourth quarter of 2008 on strong growth in checking deposits, up 5 percent, particularly in demand deposits

•	Noninterest income increased 9 percent sequentially, up 8 percent excluding BOLI charges and securities losses, on robust mortgage activity

•	Noninterest expense declined 52 percent from the fourth quarter, down 9 percent excluding the fourth quarter 2008 goodwill impairment charge, reflecting strong expense control

•	Allowance to loan ratio increased to 3.71 percent, allowance to nonperforming loans ratio of 128 percent

•	Tier 1 capital ratio of 10.9 percent

•	Tangible equity ratio of 7.9 percent

•	Tangible common equity ratio of 4.2 percent and tangible common equity to risk-weighted assets of 4.6 percent; both ratios exclude unrealized securities gains of $151 million

•	Signed agreement to sell a 51 percent interest in Fifth Third’s processing business

•

Expected pre-tax book gain of $1.7 billion; pro forma improvement to capital ratios of approximately 90 bps (pro forma 3/31/09 Tier 1 ratio of 11.8 percent; tangible equity ratio of 8.8 percent; tangible common equity ratio of 5.2 percent)

Earnings Highlights

	For the Three Months Ended					% Change
	March 2009	December 2008	September 2008	June 2008	March 2008	Seq	Yr/Yr
Earnings ($ in millions)
Net income (loss)	$50	($2,142)	($56)	($202)	$286	NM	(83%)
Net income (loss) available to common shareholders	($26)	($2,184)	($81)	($202)	$286	(99%)	NM
Common Share Data
Earnings per share, basic	(0.04)	(3.78)	(0.14)	(0.37)	0.54	(99%)	NM
Earnings per share, diluted	(0.04)	(3.78)	(0.14)	(0.37)	0.54	(99%)	NM
Cash dividends per common share	0.01	0.01	0.15	0.15	0.44	—	(98%)
Financial Ratios
Return on average assets	0.17%	(7.16%)	(.19%)	(.72%)	1.03%	NM	(83%)
Return on average common equity	(1.4)	(94.6)	(3.3)	(8.5)	12.3	(99%)	NM
Tier I capital	10.93	10.59	8.57	8.51	7.72	3%	41%
Net interest margin (a)	3.06	3.46	4.24	3.04	3.41	(12%)	(10%)
Efficiency (a)	65.1	131.3	54.2	58.6	42.3	(50%)	54%
Common shares outstanding (in thousands)	576,936	577,387	577,487	577,530	532,106	—	8%
Average common shares outstanding (in thousands):
Basic	571,810	571,809	571,705	540,030	528,498	—	8%
Diluted	571,810	571,809	571,705	540,030	530,372	—	8%

(a) Presented on a fully taxable equivalent basis

NM: not meaningful

Fifth Third Bancorp (Nasdaq: FITB) today reported first quarter 2009 net income of $50 million, compared with a net loss of $2.1 billion in the fourth quarter of 2008 and net income of $286 million in the first quarter of 2008. Preferred dividends of $76 million increased from $42 million in the fourth quarter, primarily related to the issuance of $3.4 billion in preferred stock to the U.S. Treasury on December 31, 2008. Including preferred dividends, the net loss attributable to common shares was $26 million, or $0.04 per diluted share, compared with a net loss of $2.2 billion, or $3.78 per diluted share, in the fourth quarter of 2008 and net income of $286 million, or $0.54 per diluted share, in the first quarter of 2008.

First quarter net income benefited by $101 million after-tax, or $0.18 per share, due to the net impact of several significant items during the quarter outlined below. Two of these items reduced income tax expense, by $161 million, while these items and two others reduced pre-tax, pre-provision earnings in the first quarter by $92 million. During the quarter we decided to surrender one of our bank-owned life insurance (BOLI) policies. As a result, a $106 million tax benefit, or $0.19 per share, was recognized relating to losses in the policy recorded in prior periods that are now expected to be tax deductible. First quarter results also included non-cash charges of $54 million pre-tax, or $0.06 per share after-tax, related to this policy, reflecting reserves recorded in connection with the intent to surrender the policy as well as losses related to market value declines. Additionally, during the first quarter of 2009, we reached an agreement with the IRS to settle all of Fifth Third’s disputed leveraged leases for all open years. As a result of this settlement agreement, we recognized a $55 million reduction in income tax expense in the first quarter, or $0.10 per share, related to the reduction in tax reserves related to these exposures. This settlement also resulted in a reduction of net interest income of $6 million pre-tax, or $0.01 per share after-tax. Reported results for the first quarter also included $24 million pre-tax, or $0.03 per share after-tax, in securities losses and $8 million pre-tax or $0.01 per share after-tax in severance expense. Additional information on the tax benefits discussed above may be found later in this release.

Fourth quarter 2008 results included a $965 million pre-tax, or $1.64 per share after-tax, charge to record the impairment of goodwill and $74 million pre-tax, or $0.11 per share after-tax, of charges related to other-than-temporary impairment on securities and the BOLI policy. First quarter 2008 results included a gain and an expense reversal totaling $425 million pre-tax, or $0.52 per share after-tax, related to Visa, Inc.’s initial public offering, charges of $152 million pre-tax, or $0.22 per share after-tax on the BOLI policy, and severance and merger charges of $16 million, or $0.02 per share after-tax.

“While the environment remains challenging, our results were in line with our expectations,” said Kevin T. Kabat, Chairman, President and CEO of Fifth Third Bancorp. “Fee growth continues to be strong, increasing 8 percent from the previous quarter excluding BOLI and securities losses. Expenses were well-managed, down 9 percent excluding the effect of the goodwill charge last quarter. Net interest income and margin were lower in the first quarter, as expected, and bottomed out in January reflecting the effect of lower market rates on asset yields, which reprice more rapidly than our liabilities. We are seeing substantial margin improvement, which we expect to continue in the second quarter, as we more fully realize the benefit of these rate reductions on liability costs as well as wider loan spreads.”

“Earning assets increased 1 percent, with growth driven by $2.9 billion of additional investments in securities backed by consumer mortgage and auto loans and by strong growth in mortgage loans held-for-sale. Average core deposit balances increased 4 percent from the previous quarter, and demand deposits were up 6 percent sequentially and 15 percent on a year-over-year basis, excluding acquisitions. Our Everyday Great Rates strategy has continued to help us expand our customer base. We also continue to lend to provide substantial amounts of new credit to qualified customers, and extended nearly $8 billion of consumer credit and $10 billion of commercial credit to our customers in the first quarter. Given the current economic environment, we continue to feel good about the core operations and earnings power of the Bank.”

“From the beginning of this current credit cycle, we have been aggressively dealing with our most problematic loan portfolios. During the fourth quarter of 2008, we took actions to further reduce the risk in these portfolios, primarily residential homebuilder and commercial non-owner occupied real estate loans in Michigan and Florida, and we also significantly increased our loan loss reserves. Net charge-offs of $490 million for the quarter were in line with our expectations in January, and NPA growth moderated. Our provision exceeded charge-offs by $283 million, increasing the allowance for loan losses to 3.71 percent or 128 percent of nonperforming loans.”

“The sale of a controlling interest in our processing business, which we announced on March 30, 2009, is expected to close in the second quarter and to significantly strengthen the bank’s capital ratios. The transaction’s structure allows us to retain a 49 percent interest in the business, and we expect our partnership with Advent International will provide the business with access to additional capital and resources that will accelerate growth opportunities. This transaction will significantly enhance the level and composition of our already strong regulatory capital position, and provide us with additional capital resources to withstand further economic deterioration, should that occur.”

The transaction with Advent is expected to generate approximately $1.2 billion in additional tangible common equity and Tier 1 capital and to generate net income of nearly $1 billion. Including the estimated effect of this transaction, on a pro forma basis for the first quarter of 2009, Fifth Third’s capital ratios would have increased by approximately 90 basis points (bps). On a pro forma basis, the tangible common equity ratio would have been approximately 5.2 percent, the tangible equity ratio would have been approximately 8.8 percent, the Tier 1 capital ratio would have been approximately 11.8 percent, and the total capital ratio would have been approximately 16.0 percent. Pro forma book value per share would have been $15.25 and pro forma tangible book value per share would have been $10.80, compared with the March 31, 2009 reported book value per share of $13.61 and tangible book value per share of $8.79.

Income Statement Highlights

	For the Three Months Ended					% Change
	March 2009	December 2008	September 2008	June 2008	March 2008	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$781	$897	$1,068	$744	$826	(13%)	(5%)
Provision for loan and lease losses	773	2,356	941	719	544	(67%)	42%
Total noninterest income	697	642	717	722	864	9%	(19%)
Total noninterest expense	962	2,022	967	858	715	(52%)	35%

Income (loss) before income taxes (taxable equivalent)	(257)	(2,839)	(123)	(111)	431	(91%)	NM

Taxable equivalent adjustment	5	5	5	6	6	—	(17%)
Applicable income taxes	(312)	(702)	(72)	85	139	(56%)	NM

Net income (loss)	50	(2,142)	(56)	(202)	286	NM	(83%)
Dividends on preferred stock	76	42	25	—	—	81%	NM

Net income (loss) available to common shareholders	(26)	(2,184)	(81)	(202)	286	(99%)	NM

Earnings per share, diluted	($0.04)	($3.78)	($0.14)	($0.37)	$0.54	(99%)	NM

NM: not meaningful

Net Interest Income
	For the Three Months Ended					% Change
	March 2009	December 2008	September 2008	June 2008	March 2008	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$1,183	$1,411	$1,553	$1,213	$1,453	(16%)	(19%)
Total interest expense	402	514	485	469	627	(22%)	(36%)

Net interest income (taxable equivalent)	$781	$897	$1,068	$744	$826	(13%)	(5%)

Average Yield
Yield on interest-earning assets	4.63%	5.44%	6.16%	4.95%	5.99%	(15%)	(23%)
Yield on interest-bearing liabilities	1.89%	2.28%	2.25%	2.23%	2.99%	(17%)	(37%)

Net interest rate spread (taxable equivalent)	2.74%	3.16%	3.91%	2.72%	3.00%	(13%)	(9%)

Net interest margin (taxable equivalent)	3.06%	3.46%	4.24%	3.04%	3.41%	(12%)	(10%)
Average Balances ($ in millions)
Loans and leases, including held for sale	$85,828	$87,426	$85,772	$85,212	$84,912	(2%)	1%
Total securities and other short-term investments	17,835	15,683	14,515	13,363	12,597	14%	42%
Total interest-bearing liabilities	86,218	89,440	85,990	84,417	84,353	(4%)	2%
Shareholders’ equity	12,084	10,291	10,843	9,629	9,379	17%	29%

Net interest income of $781 million on a taxable equivalent basis declined $116 million from the fourth quarter of 2008, partially driven by a $38 million reduction in loan discount accretion related to the second quarter 2008 acquisition of First Charter Corporation (“First Charter”) and a $6 million charge to reflect the change in the timing of tax benefits on leveraged leases associated with the settlement with the IRS. Excluding these items, net interest income declined $72 million, or 9 percent, from the fourth quarter 2008. The sequential decrease was driven by the first quarter impact of the decline in market rates, particularly LIBOR rates, as assets have repriced faster than liabilities. Additionally, the first quarter included a full quarter effect of higher-cost deposits put on during the fourth quarter. We expect net interest income to increase in the second quarter, as deposits and other liabilities more fully reflect lower market rates and as higher-cost term deposits issued during the third and fourth quarters mature.

The reported net interest margin was 3.06 percent, down 40 bps from 3.46 percent in the fourth quarter of 2008. The decrease was partially due to a 15 bps reduction in the benefit from purchase accounting adjustments for First Charter loan discount accretion, which contributed 16 bps to the first quarter margin versus 31 bps of benefit to the previous quarter margin. The charge related to leveraged leases also reduced the first quarter margin by 2 bps. Excluding these items, the net interest margin declined 23 bps from the previous quarter, in line with expectations. The primary driver of this decline was the differential impact of lower market rates on assets and liabilities and the full-quarter effect of higher-priced term deposits issued in the latter part of 2008, as previously mentioned. In the current low rate environment, the bank’s net asset exposure to short-term market rates adversely impacts net interest income and net interest margin, which will begin to reverse as term liabilities mature and are replaced at lower rates.

Compared with the first quarter of 2008, net interest income decreased $45 million and the net interest margin decreased 35 bps from 3.41 percent. Excluding the impact of loan discount accretion from the First Charter acquisition and the first quarter leveraged lease litigation charge, net interest income declined by $82 million from the same period in 2008 and the net interest margin declined 49 bps, largely driven by the factors described earlier.

Average Loans

	For the Three Months Ended					% Change
	March 2009	December 2008	September 2008	June 2008	March 2008	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial loans	$28,949	$30,227	$28,284	$28,299	$25,367	(4%)	14%
Commercial mortgage	12,508	13,189	13,257	12,590	12,016	(5%)	4%
Commercial construction	4,987	5,990	6,110	5,700	5,577	(17%)	(11%)
Commercial leases	3,564	3,610	3,641	3,747	3,723	(1%)	(4%)

Subtotal - commercial loans and leases	50,008	53,016	51,292	50,336	46,683	(6%)	7%

Consumer:
Residential mortgage loans	9,195	9,335	9,681	9,922	10,395	(2%)	(12%)
Home equity	12,763	12,677	12,534	12,012	11,846	1%	8%
Automobile loans	8,687	8,428	8,303	8,439	9,278	3%	(6%)
Credit card	1,825	1,748	1,720	1,703	1,660	4%	10%
Other consumer loans and leases	1,083	1,165	1,165	1,125	1,083	(7%)	—

Subtotal - consumer loans and leases	33,553	33,353	33,403	33,201	34,262	1%	(2%)

Total average loans and leases (excluding held for sale)	$83,561	$86,369	$84,695	$83,537	$80,945	(3%)	3%
Average loans held for sale	2,268	1,057	1,077	1,676	3,967	115%	(43%)

Average portfolio loan and lease balances decreased 3 percent sequentially and were up 3 percent from the first quarter of 2008. Excluding the impact of the $1.3 billion in commercial loans sold or transferred to held-for-sale during the fourth quarter of 2008, average portfolio loan and lease balances declined by 2 percent sequentially. Period end loans, including loans held-for-sale, were relatively flat compared with the fourth quarter of 2008. On a year-over-year basis, the effect of the $1.3 billion of commercial loans sold or transferred to held-for-sale during the fourth quarter and the first quarter 2008 auto loan securitization nearly offset the growth in loans from the acquisition of First Charter in the second quarter of 2008.

Average commercial loan and lease balances decreased 6 percent sequentially and were up 7 percent compared with the previous year. Approximately half of the sequential decline reflected fourth quarter commercial charge-offs and the transfer of loans to held-for-sale. During the first quarter of 2009, commercial and industrial (C&I) average loans decreased by approximately $1.3 billion, primarily due to lower customer line utilization, which was down about $700 million, and a decline in customer use of contingent liquidity facilities related to certain off-balance sheet programs. These programs represented balances of $1.5 billion during the first quarter of 2009 and balances of $1.8 billion in the fourth quarter of 2008. Average commercial mortgage and commercial construction loan balances declined by a combined $1.7 billion, primarily driven by the sale or transfer to held-for-sale and associated charge-offs of approximately $1.3 billion of underperforming loan balances as a result of our credit actions at the end of the fourth quarter of 2008. Excluding the impact of acquisitions, the impact of off-balance sheet programs, and loans that were either sold or transferred to held-for-sale in the fourth quarter of 2008, average commercial loan and lease balances declined by 3 percent sequentially and increased 3 percent from the previous year, reflecting lower line utilization, portfolio charge-offs, and lower commercial construction loan balances.

Consumer loan and lease balances increased 1 percent sequentially and declined 2 percent from the first quarter of 2008. Excluding acquisitions, consumer loan balances declined 5 percent from the previous year, largely due to a decline in auto loans as a result of $2.7 billion in sales and securitizations in the first quarter of 2008. Sequentially, modest credit card and auto loan growth was partially offset by a decline in residential mortgage loans. On a year-over-year basis, growth in home equity and credit card loans was more than offset by a reduction in residential mortgage and auto loan balances. Excluding acquisitions, consumer loans declined 2 percent from the previous year on a period end basis.

High mortgage origination volumes during the first quarter of 2009 drove a $1.2 billion increase in the warehouse of residential mortgages held-for-sale on a period end basis. The majority of Fifth Third’s mortgage originations are held for sale to be sold to agencies and are not reflected in reported loans or loan growth.

Average Deposits

	For the Three Months Ended					% Change
	March 2009	December 2008	September 2008	June 2008	March 2008	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand deposits	$15,532	$14,602	$14,225	$14,023	$13,208	6%	18%
Interest checking	14,229	13,698	13,843	14,396	14,836	4%	(4%)
Savings	16,272	15,960	16,154	16,583	16,075	2%	1%
Money market	4,559	4,983	6,051	6,592	6,896	(9%)	(34%)
Foreign office (a)	1,755	1,876	2,126	2,169	2,443	(6%)	(28%)

Subtotal - Transaction deposits	52,347	51,119	52,399	53,763	53,458	2%	(2%)

Other time	14,501	13,337	10,780	9,517	10,884	9%	33%

Subtotal - Core deposits	66,848	64,456	63,179	63,280	64,342	4%	4%

Certificates - $100,000 and over	11,802	12,468	11,623	8,143	5,835	(5%)	102%
Other	247	1,090	395	2,948	3,861	(77%)	(94%)

Total deposits	$78,897	$78,014	$75,197	$74,371	$74,038	1%	7%

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits increased 4 percent both sequentially and versus the first quarter of 2008. Acquisitions had a 4 percent positive effect on a year-over-year basis. Sequential growth in average demand deposit (DDA), interest checking, savings, and consumer CD balances was partially offset by lower money market and foreign office commercial sweep deposits. On a year-over-year basis, growth in DDA, savings, and consumer CD balances more than offset lower interest checking, money market, and foreign office commercial sweep deposits. Average transaction deposits (excluding consumer time deposits) were up 2 percent from fourth quarter 2008 and declined 2 percent from a year ago. The year-over-year decline reflected the migration of money market balances to CDs that offered higher rates.

Retail average core deposits increased 3 percent sequentially and increased 7 percent from the first quarter of 2008. Sequential growth in DDA, interest checking, savings, and consumer CD balances was partially offset by lower money market balances, a result of migration into higher-rate consumer CDs. Higher average account balances drove DDA growth, and strong account production drove the increase in savings account balances. Commercial core deposits increased 5 percent sequentially and were down 3 percent from the previous year. Sequential growth in DDA and interest checking account balances more than offset lower savings and money market account balances.

Noninterest Income

	For the Three Months Ended					% Change
	March 2009	December 2008	September 2008	June 2008	March 2008	Seq	Yr/Yr
Noninterest Income ($ in millions)
Electronic payment processing revenue	$223	$230	$235	$235	$213	(3%)	5%
Service charges on deposits	146	162	172	159	147	(10%)	(1%)
Investment advisory revenue	76	78	90	92	93	(3%)	(18%)
Corporate banking revenue	116	121	104	111	107	(4%)	8%
Mortgage banking net revenue	134	(29)	45	86	97	NM	38%
Other noninterest income	10	24	112	49	177	(57%)	(94%)
Securities gains (losses), net	(24)	(40)	(63)	(10)	27	(40%)	NM
Securities gains, net - non-qualifying hedgeson mortgage servicing rights	16	96	22	—	3	(83%)	534%

Total noninterest income	$697	$642	$717	$722	$864	9%	(19%)

Noninterest income of $697 million increased $55 million sequentially and decreased $167 million from a year ago. First quarter of 2009 results included $54 million in charges related to one of our BOLI policies and $24 million in securities losses. Fourth quarter of 2008 results included a non-cash BOLI charge of $34 million and an other-than-temporary impairment (OTTI) charge of $40 million on preferred securities. Excluding these items, noninterest income increased by $59 million, or 8 percent from the previous quarter, driven by strong mortgage banking revenue. First quarter of 2008 results included a $273 million gain resulting from the Visa IPO and securities gains of $27 million, partially offset by a $152 million non-cash BOLI charge. Excluding these items, noninterest income increased by $59 million, or 8 percent from the previous year. Year-over-year growth in noninterest income was driven by mortgage banking revenue, corporate banking revenue, and payments processing revenue.

Electronic payment processing revenue of $223 million declined 3 percent sequentially and increased 5 percent from a year ago. Merchant processing revenue decreased 9 percent sequentially and increased 5 percent compared to the previous year. The sequential decline was driven by seasonally strong fourth quarter of 2008 performance and a decrease in average dollar amount per credit card transaction due to lower consumer spending. Year-over-year growth was assisted by continued strong debit processing revenue growth. Card issuer interchange revenue declined 4 percent sequentially and increased 5 percent from the previous year. The sequential decline was driven by seasonality and a decline in the average dollar amount per debit and credit card transaction. Year-over-year growth benefited from a higher volume of credit card transactions. Financial institutions revenue increased 3 percent compared with the previous quarter and grew 4 percent from the first quarter of 2008 on higher transaction volumes as debit card use continues to replace cash and checks at the point of transaction.

Service charges on deposits of $146 million decreased 10 percent sequentially and 1 percent compared with the same quarter last year. Retail service charges decreased 14 percent from the previous quarter and 6 percent from the first quarter of 2008 due to lower transaction volumes. Commercial service charges declined 5 percent sequentially, largely due to higher compensating balances, and increased 5 percent compared with last year. Year-over-year growth primarily reflected an increase in customer accounts and lower market interest rates, as reduced earnings credit rates paid on customer balances have resulted in higher realized net services fees to pay for treasury management services.

Corporate banking revenue of $116 million decreased by $5 million or 4 percent from strong fourth quarter results, as the more stable macroeconomic environment has led to slower growth in customer hedging transactions. Sequential results were driven by lower interest rate derivatives and foreign exchange revenue and institutional sales revenue, partially offset by an increase in lease termination fees and growth in business lending fees. On a year-over-year basis, corporate banking revenue increased by $9 million, or 8 percent. Strong growth in business lending fees, institutional sales revenue, and lease termination fees more than offset lower interest rate derivatives and foreign exchange revenue.

Investment advisory revenue of $76 million was down 3 percent sequentially and 18 percent from the first quarter of 2008 due to the impact on managed assets of the overall decline in market values. Institutional trust revenue decreased 3 percent from the previous quarter largely driven by lower asset values. Mutual fund fees were down 18 percent from the previous quarter, reflecting lower asset valuations and a shift to money market and other lower fee products. Brokerage fees were down 5 percent from the fourth quarter of 2008, reflecting the continued shift in assets from equity products to lower yielding money market funds due to market volatility as well as a decline in transaction-based revenues.

Mortgage banking net revenue was $134 million in the first quarter of 2009, an increase of $163 million from fourth quarter 2008 results and a $37 million increase from the first quarter of 2008. First quarter originations were $4.9 billion, up from $2.1 billion the previous quarter, and resulted in gains on mortgages held-for-sale of $131 million compared with gains of $45 million during the previous quarter, and $93 million during the same period in 2008. Revenue for the first quarter included $3 million of gains on the sale of portfolio loans compared with $3 million in the previous quarter and $11 million in the first quarter of 2008. Net servicing revenue, before mortgage servicing rights (MSR) valuation adjustments, totaled $2 million in the first quarter, compared with $22 million last quarter and $8 million a year ago. MSR valuation adjustments, including mark-to-market related adjustments on free-standing derivatives used to economically hedge the MSR portfolio, represented a net gain of $1 million in the first quarter of 2009, compared with a net loss of $96 million last quarter and a net loss of $3 million a year ago. Including gains in MSR balance sheet hedges reported in securities gains and losses, total mortgage banking revenue increased by $83 million from the previous quarter. The mortgage servicing asset, net of the valuation reserve, was $478 million at quarter end on a servicing portfolio of $41.5 billion.

Net securities gains on non-qualifying hedges on MSRs were $16 million in the first quarter of 2009 compared to net gains of $96 million in the previous quarter and $3 million in the first quarter of 2008.

Net losses on investment securities were $24 million in the first quarter of 2009, of which $18 million was attributable to the reclassification of available-for-sale securities related to deferred compensation plan obligations to trading securities. Subsequent changes in value on these trading securities will be directly offset by compensation expense. Net losses on investment securities during the fourth quarter of 2008 were $40 million.

Other noninterest income totaled $10 million in the first quarter of 2009 compared with $24 million the previous quarter and $177 million in the first quarter of 2008. First quarter of 2009 results included $54 million of charges related to one of its BOLI policies, while fourth quarter 2008 results included a $34 million non-cash BOLI charge and first quarter 2008 results included a $273 million gain from the Visa IPO partially offset by a $152 million non-cash BOLI charge. Excluding these items, other noninterest income increased by $6 million from the previous quarter and $8 million from the same period the previous year due to gains on the sale of non-performing assets.

Noninterest Expense

	For the Three Months Ended					% Change
	March	December	September	June	March
	2009	2008	2008	2008	2008	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$327	$337	$321	$331	$347	(3%)	(6%)
Employee benefits	83	61	72	60	85	36%	(1%)
Payment processing expense	67	70	70	67	66	(5%)	1%
Net occupancy expense	79	77	77	73	72	2%	9%
Technology and communications	45	48	47	49	47	(7%)	(5%)
Equipment expense	31	35	34	31	31	(10%)	3%
Other noninterest expense	330	1,394	346	247	67	(76%)	393%

Total noninterest expense	$962	$2,022	$967	$858	$715	(52%)	35%

Noninterest expense of $962 million decreased $1.1 billion sequentially and increased $247 million from a year ago. First quarter of 2009 results included $8 million in severance expense while fourth quarter 2008 results included a $965 million non-cash goodwill impairment charge and an $8 million charge due to changes on loss estimates related to our indemnification obligation with Visa. Excluding these items, expenses declined by $95 million or 9 percent, driven by a lower provision for unfunded commitments and the effect of fourth quarter charges associated with derivative counterparty losses, which accounted for $61 million of the sequential expense decline. The remaining decline reflected strong core expense control across a variety of categories. First quarter 2008 results included the reversal of $152 million in Visa litigation reserves, $9 million of severance expense, and $7 million in acquisition related expenses. Excluding these items in the first quarter of 2008, expenses increased by $103 million, or 12 percent from the same quarter the previous year driven by higher credit-related costs, particularly loan and lease collection costs and provision for unfunded commitments, as well as the effect of higher deposit insurance assessments and the effect of the second quarter 2008 acquisition of First Charter.

Credit Quality

	For the Three Months Ended
	March 2009	December 2008	September 2008	June 2008	March 2008
Total net losses charged off ($ in millions)
Commercial loans	($103)	($422)	($85)	($107)	($36)
Commercial mortgage loans	(77)	(465)	(94)	(21)	(33)
Commercial construction loans	(76)	(539)	(88)	(49)	(72)
Commercial leases	—	—	—	—	—
Residential mortgage loans	(75)	(68)	(77)	(63)	(34)
Home equity	(72)	(54)	(55)	(54)	(41)
Automobile loans	(46)	(43)	(32)	(26)	(35)
Credit card	(36)	(30)	(24)	(21)	(20)
Other consumer loans and leases	(5)	(6)	(8)	(3)	(5)

Total net losses charged off	(490)	(1,627)	(463)	(344)	(276)
Total losses	(521)	(1,652)	(481)	(365)	(293)
Total recoveries	31	25	18	21	17

Total net losses charged off	($490)	($1,627)	($463)	($344)	($276)
Ratios (annualized)
Net losses charged off as a percent of average loans and leases (excluding held for sale)	2.37%	7.50%	2.17%	1.66%	1.37%
Commercial	2.08%	10.70%	2.07%	1.41%	1.21%
Consumer	2.82%	2.40%	2.33%	2.04%	1.58%

Net charge-offs were $490 million in the first quarter of 2009, or 237 bps of average loans on an annualized basis. Fourth quarter net losses were $1.6 billion and included net losses of $800 million on commercial loans that were either sold or transferred to held-for-sale. Excluding these losses, net charge-offs were $827 million in the fourth quarter and declined in the first quarter by $337 million, reflecting the beneficial effect of credit actions taken in the previous quarter. Loss experience overall continues to be weighted toward commercial and residential real estate loans in Michigan and Florida. In aggregate, Florida and Michigan represented approximately 51 percent of total losses during the quarter and 28 percent of total loans and leases.

Commercial net charge-offs were $256 million, or 208 bps, in the first quarter of 2009, compared with $1.4 billion in the fourth quarter, which included net losses of $800 million on commercial loans sold or transferred to held-for-sale. Excluding these losses, commercial net charge-offs declined by $370 million on a sequential basis. Within the commercial portfolio, C&I losses were $103 million, compared with $383 million in fourth quarter portfolio losses and an additional $39 million in losses realized on the sales or transfers. Loans to auto dealers accounted for $26 million and loans to companies in real estate-related industries accounted for $28 million of C&I net losses. Commercial mortgage net losses totaled $77 million, versus portfolio losses of $93 million last quarter and additional $372 million in losses realized on the sales or transfers. Michigan and Florida accounted for 65 percent of commercial mortgage losses. Commercial construction net losses were

$76 million, compared with $150 million in portfolio losses in the fourth quarter and an additional $389 million of losses realized on the sales or transfers. Michigan and Florida accounted for 42 percent of commercial construction losses. Across all commercial portfolios, net losses on residential builder and developer portfolio loans totaled $64 million, compared with $128 million in fourth quarter portfolio losses and an additional $440 million realized on the sales or transfers. These homebuilder losses were composed of $4 million on C&I loans, $16 million on commercial mortgage loans, and $44 million on commercial construction loans. Originations of homebuilder/developer loans were suspended in 2007 and remaining portfolio balances total $2.3 billion. Commercial net charge-offs excluding losses on the suspended homebuilder/developer portfolio were $192 million, or 165 bps in the first quarter.

Consumer net charge-offs of $234 million, or 282 bps, were up $33 million from the fourth quarter of 2008. Home equity net charge-offs of $72 million increased $18 million sequentially and continued to be driven by losses on brokered home equity loans. Net losses on brokered home equity loans were $30 million or 42 percent of first quarter home equity losses, while brokered home equity loans represented $2.2 billion, or 18 percent, of the total home equity portfolio. Originations of brokered home equity loans were discontinued in 2007. Michigan and Florida represented 47 percent of first quarter home equity losses and 29 percent of total home equity loans. Net charge-offs within the residential mortgage portfolio were $75 million, an increase of $7 million from the previous quarter, with losses in Michigan and Florida representing 79 percent of losses in the first quarter and approximately 44 percent of the total mortgage portfolio. Net charge-offs in the auto portfolio increased by $3 million from the fourth quarter of 2008 to $46 million and losses on consumer credit card loans were $36 million, up $6 million from the last quarter, as higher unemployment and weakening economic conditions continue to impact these portfolios.

	For the Three Months Ended
	March 2009	December 2008	September 2008	June 2008	March 2008
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$2,787	$2,058	$1,580	$1,205	$937
Total net losses charged off	(490)	(1,627)	(463)	(344)	(276)
Provision for loan and lease losses	773	2,356	941	719	544

Allowance for loan and lease losses, ending	3,070	2,787	2,058	1,580	1,205
Reserve for unfunded commitments, beginning	195	132	115	103	95
Provision for unfunded commitments	36	63	17	10	8
Acquisitions	—	—	—	2	—

Reserve for unfunded commitments, ending	231	195	132	115	103
Components of allowance for credit losses:
Allowance for loan and lease losses	3,070	2,787	2,058	1,580	1,205
Reserve for unfunded commitments	231	195	132	115	103

Total allowance for credit losses	$3,301	$2,982	$2,190	$1,695	$1,308
Allowance for loan and lease losses ratio
As a percent of loans and leases	3.71%	3.31%	2.41%	1.85%	1.49%
As a percent of nonperforming loans and leases (a) (b)	128%	157%	92%	92%	95%
As a percent of nonperforming assets (a) (b)	116%	139%	84%	81%	82%

(a)	Excludes non accrual loans and leases in loans held for sale

(b)	During 1Q09 the Bancorp modified its nonaccrual policy to exclude TDR loans less than 90 days past due because they were performing in accordance with restructured terms. For comparability purposes, prior periods were adjusted to reflect this reclassification.

Provision for loan and lease losses totaled $773 million in the first quarter of 2009, exceeding net charge-offs by $283 million. The increase in the allowance for loan and lease losses reflected growth in nonperforming assets and overall delinquencies and increased loss estimates once loans become delinquent related to the deterioration in real estate collateral values.

The allowance for loan and lease losses represented 3.71 percent of total loans and leases outstanding as of quarter end, compared with 3.31 percent last quarter, and represented 128 percent of nonperforming loans.

	As of
	March 2009	December 2008	September 2008	June 2008	March 2008
Nonperforming Assets and Delinquency ($ in millions)
Nonaccrual loans and leases:
Commercial loans	$667	$541	$550	$407	$300
Commercial mortgage	692	482	724	524	312
Commercial construction	551	362	636	537	408
Commercial leases	27	21	23	18	11
Residential mortgage	265	259	216	142	138
Home equity	25	26	27	35	42
Automobile	2	5	3	7	13
Other consumer loans and leases	—	—	—	—	—

Total nonaccrual loans and leases	$2,229	$1,696	$2,179	$1,670	$1,224
Restructured loans and leases (non accrual) (a)	167	80	50	56	43

Total nonperforming loans and leases	$2,396	$1,776	$2,229	$1,726	$1,267
Repossessed personal property	25	24	24	22	22
Other real estate owned (b)	227	206	198	190	182

Total nonperforming assets (c)	$2,648	$2,006	$2,451	$1,938	$1,471
Nonaccrual loans held for sale	403	473	—	—	—

Total nonperforming assets including loans held for sale	$3,051	$2,479	$2,451	$1,938	$1,471

Restructured loans and leases (accrual) (a)	$615	494	377	262	121
Total loans and leases 90 days past due	$733	$662	$671	$608	$539
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (c)	2.89%	2.11%	2.60%	2.01%	1.56%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (c)	3.19%	2.38%	2.86%	2.26%	1.81%

(a)	During 1Q09 the Bancorp modified its nonaccrual policy to exclude TDR loans less than 90 days past due because they were performing in accordance with restructured terms. For comparability purposes, prior periods were adjusted to reflect this reclassification.

(b)	Excludes government insured advances.

(c)	Does not include non accrual loans held-for-sale.

Nonperforming assets (NPAs) at quarter end were $2.6 billion or 3.19 percent of total loans and leases and other real estate owned (OREO), up from $2.0 billion, or 2.38 percent, last quarter. Including $403 million of nonaccrual loans classified as held-for-sale, total nonperforming assets were $3.1 billion compared with $2.5 billion in the fourth quarter. During the quarter, consistent with recent regulatory guidance, we reclassified certain troubled debt restructurings (TDRs) from nonaccrual to accrual status. TDRs more than 90 days past due as measured by their modified terms continue to remain on nonaccrual status. The income statement impact of this reclassification was insignificant. Growth in NPAs continues to be primarily associated with commercial and residential real estate loans in Michigan and Florida. In aggregate, Florida and Michigan represented approximately 43 percent of NPAs in the loan portfolio and 47 percent of portfolio NPA growth from the previous quarter.

Commercial NPAs at quarter-end were $2.0 billion, or 4.07 percent, and increased $546 million, or 37 percent, from the fourth quarter of 2008. Residential real estate builder and developer portfolio NPAs were $554 million in the first quarter, up $188 million from the previous quarter. Of the residential real estate builder and developer NPAs, $26 million were C&I NPAs, $303 million were commercial construction NPAs, and

$225 million were commercial mortgage NPAs. C&I portfolio NPAs of $675 million increased $127 million from the previous quarter. Commercial construction portfolio NPAs were $597 million, an increase of $197 million from the fourth quarter of 2008. Commercial mortgage NPAs were $718 million, a sequential increase of $216 million. Commercial real estate loans in Michigan and Florida represented 38 percent of our total commercial real estate portfolio in the first quarter 2008, which was consistent with previous quarter levels, and 43 percent of commercial real estate NPAs, compared with 37 percent the previous quarter.

At quarter-end, the Bank held $403 million of commercial nonaccrual loans in held-for-sale, compared with $473 million at the end of the fourth quarter. These held-for-sale nonaccrual loans had an original balance of $1.6 billion, and were charged down or marked to their fair market value as of the fourth quarter to an average carrying value of 35 cents on the dollar. During the quarter, the Bank sold loans with a carrying value of $48 million and received customer payments of $8 million to settle loans previously written down to $7 million, which led to a net gain of $13 million on $55 million of balances. The Bank took possession of the collateral underlying $5 million of the held-for-sale real estate loans and received $10 million of principal payments on the remaining held-for-sale balances. The remaining portfolio is composed of $208 million of commercial mortgage loans, $185 million of commercial construction loans, and $10 million of C&I loans. Loans in Florida and Michigan constituted 79 percent of the $403 million held-for-sale portfolio; of the portfolio, loans to residential real estate builders and developers constituted 44 percent. These loans continue to be carried at the lower of cost or market, currently 30 cents of the original balance.

Consumer NPAs of $630 million, or 1.89 percent, increased $97 million, or 18 percent, from the fourth quarter of 2008, of which $558 million were in residential real estate portfolios. Residential mortgage NPAs increased $78 million to $475 million and home equity NPAs increased $4 million to $83 million. Nonaccrual troubled debt restructurings were $167 million, compared with $80 million last quarter. Residential real estate loans in Michigan and Florida represented 67 percent of total residential real estate NPAs and 35 percent of total residential real estate loans. Excluding TDRs, consumer NPAs increased by $10 million from the previous quarter.

First quarter OREO of $227 million compared with OREO of $206 million in the fourth quarter of 2008, and included $129 million of residential mortgage assets, $18 million in home equity assets, and $72 million in commercial real estate assets. Repossessed personal property largely consisted of autos. Loans still accruing over 90 days past due were $733 million, up $71 million from the fourth quarter of 2008. Commercial 90 days past due balances increased 7 percent from the previous quarter. Consumer 90 days past due balances increased 14 percent from the previous quarter.

Capital Position

	For the Three Months Ended
	March 2009 (a)	December 2008	September 2008	June 2008	March 2008
Capital Position
Average shareholders’ equity to average assets	10.18%	8.65%	9.45%	8.59%	8.43%
Tangible equity	7.89%	7.86%	6.19%	6.37%	6.19%
Tangible common equity (excluding unrealized gains/losses)	4.23%	4.23%	5.23%	5.40%	6.19%
Tangible common equity (including unrealized gains/losses)	4.35%	4.31%	5.19%	5.28%	6.19%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses)	4.64%	4.51%	5.36%	5.38%	5.91%
Tangible common equity as a percent of risk-weighted assets (including unrealized gains/losses)	4.77%	4.59%	5.31%	5.25%	5.92%
Regulatory capital ratios:
Tier I capital	10.93%	10.59%	8.57%	8.51%	7.72%
Total risk-based capital	15.13%	14.78%	12.30%	12.15%	11.34%
Tier I leverage	10.29%	10.27%	8.77%	9.08%	8.28%
Book value per share	13.61	13.57	16.65	16.75	17.56
Tangible book value per share	8.79	8.74	10.10	10.16	12.66

(a)	Current period regulatory capital data ratios are estimated.

The tangible common equity ratio at the end of the first quarter and fourth quarter of 2008 was 4.23 percent. The tangible equity ratio increased 3 bps to 7.89 percent, the Tier 1 capital ratio increased 34 bps to 10.93 percent, and the total capital ratio increased 35 bps to 15.13 percent. The increase in the Tier 1 and total capital ratios related to a reduction in risk-weighted assets primarily due to lower off-balance sheet exposures. The capital ratios reported above do not include the anticipated benefit of the processing joint venture with Advent International, the benefit of which is described elsewhere in this release.

Fifth Third’s tangible equity to tangible assets ratio target is 6 to 7 percent; the Tier 1 capital ratio target is 8 to 9 percent; and the total capital ratio target is 11.5 to 12.5 percent.

Other Matters

As noted previously, Fifth Third recorded tax benefits of $106 million in the first quarter of 2009 related to losses recorded in prior periods in one of its BOLI policies that are now expected to be tax deductible. First quarter results also included non-cash pre-tax charges of $54 million related to this policy. These charges reflected $43 million in reserves recorded in connection with the intent to surrender the policy as well as $11 million in losses related to market value declines. We believed it was appropriate to fully reserve the value of the stable value wrap associated with the policy because we have not yet decided the manner in which we will surrender the policy, which may impact the value of the wrap, and because of ongoing developments in existing litigation with the insurance carrier. Additionally, we recognized a $55 million reduction in income tax expense in the first quarter due to our settlement with the IRS related to leverage leases. The reported effective tax rate for the first quarter including these items was 119 percent. Excluding the $161 million of unusual items outlined above, the effective tax rate was 58 percent for the quarter. This unusually high tax rate resulted primarily from the interaction between the $262 million pre-tax loss, permanent differences related to tax exempt income and BOLI income, and the tax credits we expect to recognize during the year.

On March 30, 2009, Fifth Third Bancorp and Advent International announced an agreement under which Advent International will acquire a 51 percent interest in Fifth Third’s processing business through the formation of a joint venture that values the new company at approximately $2.35 billion before valuation adjustments by either party. Pursuant to the agreement, Fifth Third Bank (OH), an indirect wholly owned subsidiary of Fifth Third Bancorp, will contribute the assets and operations of Fifth Third’s merchant acquiring and financial institutions processing business to a new limited liability company (“LLC”). The LLC’s capitalization prior to the purchase of this interest will include senior secured notes payable to subsidiaries of Fifth Third in the amount of $1.25 billion. Advent will pay Fifth Third $561 million in cash for a 51 percent ownership interest in the equity of the LLC and for certain put rights. Additionally, Fifth Third will receive warrants in the new company exercisable in certain circumstances. Fifth Third estimates the valuation adjustments related to these warrants, the put, and minority interest discounts may reduce its implied valuation of the business by approximately $50 million. The agreement is subject to certain potential purchase price adjustments. On a pro forma basis for 2008, the transaction would have been dilutive to Fifth Third’s earnings by an estimated $100 million, or approximately $0.17 per share, of which approximately $57 million or $0.10 per share is expected to represent non-cash intangibles amortization. The transaction is expected to contribute significantly to Fifth Third’s retained earnings, capital levels and capital ratios, generating an expected pre-tax book gain of an estimated $1.7 billion and increasing Fifth Third’s tangible common equity and Tier 1 capital by an estimated $1.2 billion.

Conference Call

Fifth Third will host a conference call to discuss these financial results at 8:30 a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). The webcast also is being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay or podcast through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Thursday, May 7th by dialing 800-642-1687 for domestic access and 706-645-9291 for international access (passcode 92753311#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of March 31, 2009, the Company has $119 billion in assets, operates 16 affiliates with 1,311 full-service Banking Centers, including 95 Bank Mart® locations open seven days a week inside select grocery stores and 2,354

ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2009, has $166 billion in assets under care, of which it managed $23 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

Forward-Looking Statements

This report may contain forward-looking statements about Fifth Third Bancorp and/or the LLC within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This report may contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third Bancorp and/or the combined LLC including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either national or in the states in which Fifth Third, and/or the LLC do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, and/or the LLC or the businesses in which these entities are engaged; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties in separating the operations of the LLC; (21) lower than expected gains related to the sale of businesses; (22) loss of income from the sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (23) failure to consummate the joint venture transaction; (24) ability to secure confidential information through the use of computer systems and telecommunications networks; and (25) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the United States Securities and Exchange Commission (SEC). Copies of this filing are available at no cost on the SEC’s Web site at www.sec.gov or on the Fifth Third’s Web site at www.53.com. Fifth Third undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

# # #

Quarterly Financial Review for March 31, 2009

Table of Contents

Financial Highlights	18-19
Consolidated Statements of Income	20
Consolidated Statements of Income (Taxable Equivalent)	21
Consolidated Balance Sheets	22-23
Consolidated Statements of Changes in Shareholders’ Equity	24
Average Balance Sheet and Yield Analysis	25-26
Summary of Loans and Leases	27
Regulatory Capital	28
Summary of Credit Loss Experience	29
Asset Quality	30
Segment Presentation	31

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change
	March 2009	December 2008	March 2008	Seq	Yr/Yr
Income Statement Data
Net interest income (a)	$781	$897	$826	(13%)	(5%)
Noninterest income	697	642	864	9%	(19%)
Total revenue (a)	1,478	1,539	1,690	(4%)	(13%)
Provision for loan and lease losses	773	2,356	544	(67%)	42%
Noninterest expense	962	2,022	715	(52%)	35%
Net income (loss)	50	(2,142)	286	NM	(83%)
Net income (loss) available to common shareholders	(26)	(2,184)	286	(99%)	NM

Common Share Data
Earnings per share, basic	($0.04)	($3.78)	$0.54	(99%)	NM
Earnings per share, diluted	(0.04)	(3.78)	0.54	(99%)	NM
Cash dividends per common share	$0.01	$0.01	$0.44	—	(98%)
Book value per share	13.61	13.57	17.56	—	(22%)
Market price per share	2.92	8.26	20.92	(65%)	(86%)
Common shares outstanding (in thousands)	576,936	577,387	532,106	—	8%
Average common shares outstanding (in thousands):
Basic	571,810	571,809	528,498	—	8%
Diluted	571,810	571,809	530,372	—	8%
Market capitalization	$1,685	$4,769	$11,132	(65%)	(85%)

Financial Ratios
Return on assets	0.17%	(7.16%)	1.03%	NM	(83%)
Return on average common equity	(1.4%)	(94.6%)	12.3%	(99%)	NM
Noninterest income as a percent of total revenue	47%	42%	51%	12%	(8%)
Average equity as a percent of average assets	10.18%	8.65%	8.43%	18%	21%
Tangible equity (b)	7.89%	7.86%	6.19%	—	27%
Tangible common equity	4.23%	4.23%	6.19%	—	(32%)
Net interest margin (a)	3.06%	3.46%	3.41%	(12%)	(10%)
Efficiency (a)	65.1%	131.3%	42.3%	(50%)	54%
Effective tax rate	(119.0%)	(24.7%)	32.6%	382%	NM

Credit Quality
Net losses charged off	$490	$1,627	$276	(70%)	78%
Net losses charged off as a percent of average loans and leases	2.37%	7.50%	1.37%	(68%)	73%
Allowance for loan and lease losses as a percent of loans and leases	3.71%	3.31%	1.49%	12%	149%
Allowance for credit losses as a percent of loans and leases	3.99%	3.54%	1.62%	13%	146%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (c)	3.19%	2.38%	1.81%	34%	76%

Average Balances
Loans and leases, including held for sale	$85,829	$87,426	$84,912	(2%)	1%
Total securities and other short-term investments	17,835	15,683	12,597	14%	42%
Total assets	118,681	118,953	111,291	—	7%
Transaction deposits (e)	52,347	51,119	53,458	2%	(2%)
Core deposits (f)	66,848	64,456	64,342	4%	4%
Wholesale funding (g)	34,902	39,586	33,219	(12%)	5%
Shareholders’ equity	12,084	10,291	9,379	17%	29%

Regulatory Capital Ratios (d)
Tier I capital	10.93%	10.59%	7.72%	3%	42%
Total risk-based capital	15.13%	14.78%	11.34%	2%	33%
Tier I leverage	10.29%	10.27%	8.28%	—	24%

Operations
Banking centers	1,311	1,307	1,232	—	6%
ATMs	2,354	2,341	2,221	1%	6%
Full-time equivalent employees	20,618	21,476	21,726	(4%)	(5%)

(a)	Presented on a fully taxable equivalent basis

(b)	Total assets and total shareholders’ equity are reduced by goodwill, intangibles and accumulated other comprehensive income to calculate tangible equity

(c)	Excludes nonaccrual loans held for sale

(d)	Current period regulatory capital ratios are estimates

(e)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers

(f)	Includes transaction deposits plus other time deposits

(g)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	March 2009	December 2008	September 2008	June 2008	March 2008
Income Statement Data
Net interest income (a)	$781	$897	$1,068	$744	$826
Noninterest income	697	642	717	722	864
Total revenue (a)	1,478	1,539	1,785	1,466	1,690
Provision for loan and lease losses	773	2,356	941	719	544
Noninterest expense	962	2,022	967	858	715
Net income (loss)	50	(2,142)	(56)	(202)	286
Net income (loss) available to common shareholders	(26)	(2,184)	(81)	(202)	286
Common Share Data
Earnings per share, basic	($0.04)	($3.78)	($0.14)	($0.37)	$0.54
Earnings per share, diluted	(0.04)	(3.78)	(0.14)	(0.37)	0.54
Cash dividends per common share	$0.01	$0.01	$0.15	$0.15	$0.44
Book value per share	13.61	13.57	16.65	16.75	17.56
Market price per share	2.92	8.26	11.90	10.18	20.92
Common shares outstanding (in thousands)	576,936	577,387	577,487	577,530	532,106
Average common shares outstanding (in thousands):
Basic	571,810	571,809	571,705	540,030	528,498
Diluted	571,810	571,809	571,705	540,030	530,372
Market capitalization	$1,685	$4,769	$6,872	$5,879	$11,132
Financial Ratios
Return on assets	0.17%	(7.16%)	(0.19%)	(0.72%)	1.03%
Return on average common equity	(1.4%)	(94.6%)	(3.3%)	(8.5%)	12.3%
Noninterest income as a percent of total revenue	47%	42%	40%	49%	51%
Average equity as a percent of average assets	10.18%	8.65%	9.45%	8.59%	8.43%
Tangible equity (b)	7.89%	7.86%	6.19%	6.37%	6.19%
Tangible common equity	4.23%	4.23%	5.23%	5.40%	6.19%
Net interest margin (a)	3.06%	3.46%	4.24%	3.04%	3.41%
Efficiency (a)	65.1%	131.3%	54.2%	58.6%	42.3%
Effective tax rate	(119.0%)	(24.7%)	56.6%	(72.4%)	32.6%
Credit Quality
Net losses charged off	$490	$1,627	$463	$344	$276
Net losses charged off as a percent of average loans and leases	2.37%	7.50%	2.17%	1.66%	1.37%
Allowance for loan and lease losses as a percent of loans and leases	3.71%	3.31%	2.41%	1.85%	1.49%
Allowance for credit losses as a percent of loans and leases	3.99%	3.54%	2.56%	1.98%	1.62%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (c)	3.19%	2.38%	2.86%	2.26%	1.81%
Average Balances
Loans and leases, including held for sale	$85,829	$87,426	$85,772	$85,212	$84,912
Total securities and other short-term investments	17,835	15,683	14,515	13,363	12,597
Total assets	118,681	118,953	114,784	112,098	111,291
Transaction deposits (e)	52,347	51,119	52,399	53,763	53,458
Core deposits (f)	66,848	64,456	63,179	63,280	64,342
Wholesale funding (g)	34,902	39,586	37,036	35,160	33,219
Shareholders’ equity	12,084	10,291	10,843	9,629	9,379
Regulatory Capital Ratios (d)
Tier I capital	10.93%	10.59%	8.57%	8.51%	7.72%
Total risk-based capital	15.13%	14.78%	12.30%	12.15%	11.34%
Tier I leverage	10.29%	10.27%	8.77%	9.08%	8.28%
Operations
Banking centers	1,311	1,307	1,298	1,308	1,232
ATMs	2,354	2,341	2,329	2,329	2,221
Full-time equivalent employees	20,618	21,476	21,522	21,617	21,726

(a)	Presented on a fully taxable equivalent basis

(b)	Total assets and total shareholders’ equity are reduced by goodwill, intangibles and accumulated other comprehensive income to calculate tangible equity

(c)	Excludes nonaccrual loans held for sale

(d)	Current period regulatory capital ratios are estimates

(e)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers

(f)	Includes transaction deposits plus other time deposits

(g)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change
	March 2009	December 2008	March 2008	Seq	Yr/Yr
Interest Income
Interest and fees on loans and leases	$997	$1,218	$1,290	(18%)	(23%)
Interest on securities	180	187	152	(4%)	18%
Interest on other short-term investments	1	1	5	(48%)	(87%)

Total interest income	1,178	1,406	1,447	(16%)	(19%)
Interest Expense
Interest on deposits	274	322	399	(15%)	(31%)
Interest on short-term borrowings	24	55	80	(56%)	(70%)
Interest on long-term debt	104	137	148	(24%)	(30%)

Total interest expense	402	514	627	(22%)	(36%)

Net Interest Income	776	892	820	(13%)	(5%)
Provision for loan and lease losses	773	2,356	544	(67%)	42%

Net interest income (loss) after provision for loan and lease losses	3	(1,464)	276	NM	(99%)
Noninterest Income
Electronic payment processing revenue	223	230	213	(3%)	5%
Service charges on deposits	146	162	147	(10%)	(1%)
Investment advisory revenue	76	78	93	(3%)	(18%)
Corporate banking revenue	116	121	107	(4%)	8%
Mortgage banking net revenue	134	(29)	97	NM	38%
Other noninterest income	10	24	177	(57%)	(94%)
Securities gains (losses), net	(24)	(40)	27	(40%)	NM
Securities gains, net - non-qualifying hedges on mortgage servicing rights	16	96	3	(83%)	534%

Total noninterest income	697	642	864	9%	(19%)
Noninterest Expense
Salaries, wages and incentives	327	337	347	(3%)	(6%)
Employee benefits	83	61	85	36%	(1%)
Payment processing expense	67	70	66	(5%)	1%
Net occupancy expense	79	77	72	2%	9%
Technology and communications	45	48	47	(7%)	(5%)
Equipment expense	31	35	31	(10%)	3%
Other noninterest expense	330	1,394	67	(76%)	393%

Total noninterest expense	962	2,022	715	(52%)	35%
Income (loss) before income taxes	(262)	(2,844)	425	(91%)	NM
Applicable income taxes	(312)	(702)	139	(56%)	NM

Net income (loss)	50	(2,142)	286	NM	(83%)
Dividends on preferred stock	76	42	—	81%	NM

Net income (loss) available to common shareholders	($26)	($2,184)	$286	(99%)	NM

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	March 2009	December 2008	September 2008	June 2008	March 2008
Interest Income
Interest and fees on loans and leases	$997	$1,218	$1,378	$1,050	$1,290
Interest on securities	180	187	165	155	152
Interest on other short-term investments	1	1	5	2	5

Total interest income	1,178	1,406	1,548	1,207	1,447
Taxable equivalent adjustment	5	5	5	6	6

Total interest income (taxable equivalent)	1,183	1,411	1,553	1,213	1,453
Interest Expense
Interest on deposits	274	322	291	278	399
Interest on short-term borrowings	24	55	64	49	80
Interest on long-term debt	104	137	130	142	148

Total interest expense	402	514	485	469	627

Net interest income (taxable equivalent)	781	897	1,068	744	826
Provision for loan and lease losses	773	2,356	941	719	544

Net interest income (loss) (taxable equivalent) after provision for loan and lease losses	8	(1,459)	127	25	282
Noninterest Income
Electronic payment processing revenue	223	230	235	235	213
Service charges on deposits	146	162	172	159	147
Investment advisory revenue	76	78	90	92	93
Corporate banking revenue	116	121	104	111	107
Mortgage banking net revenue	134	(29)	45	86	97
Other noninterest income	10	24	112	49	177
Securities gains (losses), net	(24)	(40)	(63)	(10)	27
Securities gains, net—non-qualifying hedges on mortgage servicing rights	16	96	22	—	3

Total noninterest income	697	642	717	722	864
Noninterest Expense
Salaries, wages and incentives	327	337	321	331	347
Employee benefits	83	61	72	60	85
Payment processing expense	67	70	70	67	66
Net occupancy expense	79	77	77	73	72
Technology and communications	45	48	47	49	47
Equipment expense	31	35	34	31	31
Other noninterest expense	330	1,394	346	247	67

Total noninterest expense	962	2,022	967	858	715

Income (loss) before income taxes (taxable equivalent)	(257)	(2,839)	(123)	(111)	431
Taxable equivalent adjustment	5	5	5	6	6

Income (loss) before income taxes	(262)	(2,844)	(128)	(117)	425
Applicable income taxes	(312)	(702)	(72)	85	139

Net income (loss)	50	(2,142)	(56)	(202)	286
Dividends on preferred stock	76	42	25	—	—

Net income (loss) available to common shareholders	($26)	($2,184)	($81)	($202)	$286

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	March 2009	December 2008	March 2008	Seq	Yr/Yr
Assets
Cash and due from banks	$2,491	$2,739	$3,092	(9%)	(19%)
Available-for-sale and other securities (a)	16,916	12,728	12,421	33%	36%
Held-to-maturity securities (b)	358	360	353	(1%)	1%
Trading securities	1,407	1,191	184	18%	665%
Other short-term investments	1,587	3,578	517	(56%)	207%
Loans held for sale	2,602	1,452	2,573	79%	1%
Portfolio loans and leases:
Commercial loans	28,617	29,197	26,590	(2%)	8%
Commercial mortgage loans	12,560	12,502	12,155	—	3%
Commercial construction loans	4,745	5,114	5,592	(7%)	(15%)
Commercial leases	3,521	3,666	3,727	(4%)	(6%)
Residential mortgage loans	8,875	9,385	9,873	(5%)	(10%)
Home equity	12,710	12,752	11,803	—	8%
Automobile loans	8,688	8,594	8,394	1%	4%
Credit card	1,816	1,811	1,686	—	8%
Other consumer loans and leases	1,037	1,122	1,066	(8%)	(3%)

Portfolio loans and leases	82,569	84,143	80,886	(2%)	2%
Allowance for loan and lease losses	(3,070)	(2,787)	(1,205)	10%	155%

Portfolio loans and leases, net	79,499	81,356	79,681	(2%)	—
Bank premises and equipment	2,490	2,494	2,265	—	10%
Operating lease equipment	470	463	317	1%	48%
Goodwill	2,623	2,624	2,460	—	7%
Intangible assets	154	168	143	(9%)	7%
Servicing rights	481	499	596	(4%)	(19%)
Other assets	8,235	10,112	6,794	(19%)	21%

Total assets	$119,313	$119,764	$111,396	—	7%

Liabilities
Deposits:
Demand	$16,370	$15,287	$14,949	7%	10%
Interest checking	14,510	14,222	14,842	2%	(2%)
Savings	16,517	16,063	16,572	3%	—
Money market	4,353	4,689	7,077	(7%)	(38%)
Foreign office	1,671	2,144	2,354	(22%)	(29%)
Other time	14,571	14,350	9,883	2%	47%
Certificates - $100,000 and over	11,784	11,851	4,993	(1%)	136%
Other	6	7	731	(9%)	(99%)

Total deposits	79,782	78,613	71,401	1%	12%
Federal funds purchased	363	287	5,612	27%	(94%)
Other short-term borrowings	11,076	9,959	6,387	11%	73%
Accrued taxes, interest and expenses	904	2,029	2,377	(55%)	(62%)
Other liabilities	2,908	3,214	2,226	(10%)	31%
Long-term debt	12,178	13,585	14,041	(10%)	(13%)

Total liabilities	107,211	107,687	102,044	—	5%
Shareholders’ equity
Common stock	1,295	1,295	1,295	—	—
Preferred stock	4,252	4,241	9	—	NM
Capital surplus	841	848	1,769	(1%)	(52%)
Retained earnings	5,792	5,824	8,465	(1%)	(32%)
Accumulated other comprehensive income (loss)	151	98	11	54%	NM
Treasury stock	(229)	(229)	(2,197)	—	(90%)

Total shareholders’ equity (c)	12,102	12,077	9,352	—	29%

Total liabilities and shareholders’ equity	$119,313	$119,764	$111,396	—	7%

(a) Amortized cost	$16,642	$12,550	$12,417	33%	34%
(b) Market values	358	360	353	(1%)	1%
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	1,300,000	—	54%
Outstanding, excluding treasury	576,936	577,387	532,106	—	8%
Treasury	6,491	6,040	51,321	7%	(87%)

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	March 2009	December 2008	September 2008	June 2008	March 2008
Assets
Cash and due from banks	$2,491	$2,739	$2,774	$2,853	$3,092
Available-for-sale and other securities (a)	16,916	12,728	13,177	12,718	12,421
Held-to-maturity securities (b)	358	360	360	361	353
Trading securities	1,407	1,191	915	241	184
Other short-term investments	1,587	3,578	229	286	517
Loans held for sale	2,602	1,452	1,000	889	2,573
Portfolio loans and leases:
Commercial loans	28,617	29,197	29,424	28,958	26,590
Commercial mortgage loans	12,560	12,502	13,355	13,394	12,155
Commercial construction loans	4,745	5,114	6,002	6,007	5,592
Commercial leases	3,521	3,666	3,642	3,647	3,727
Residential mortgage loans	8,875	9,385	9,351	9,866	9,873
Home equity	12,710	12,752	12,599	12,421	11,803
Automobile loans	8,688	8,594	8,306	8,362	8,394
Credit card	1,816	1,811	1,688	1,717	1,686
Other consumer loans and leases	1,037	1,122	1,131	1,152	1,066

Portfolio loans and leases	82,569	84,143	85,498	85,524	80,886
Allowance for loan and lease losses	(3,070)	(2,787)	(2,058)	(1,580)	(1,205)

Portfolio loans and leases, net	79,499	81,356	83,440	83,944	79,681
Bank premises and equipment	2,490	2,494	2,470	2,444	2,265
Operating lease equipment	470	463	369	364	317
Goodwill	2,623	2,624	3,592	3,603	2,460
Intangible assets	154	168	188	203	143
Servicing rights	481	499	687	701	596
Other assets	8,235	10,112	7,093	6,368	6,794

Total assets	$119,313	$119,764	$116,294	$114,975	$111,396

Liabilities
Deposits:
Demand	$16,370	$15,287	$14,241	$16,259	$14,949
Interest checking	14,510	14,222	13,251	14,002	14,842
Savings	16,517	16,063	15,955	16,602	16,572
Money market	4,353	4,689	5,352	6,806	7,077
Foreign office	1,671	2,144	1,999	2,174	2,354
Other time	14,571	14,350	11,778	9,839	9,883
Certificates - $100,000 and over	11,784	11,851	13,173	10,870	4,993
Other	6	7	1,711	864	731

Total deposits	79,782	78,613	77,460	77,416	71,401
Federal funds purchased	363	287	2,521	2,447	5,612
Other short-term borrowings	11,076	9,959	8,791	5,628	6,387
Accrued taxes, interest and expenses	904	2,029	1,757	1,864	2,377
Other liabilities	2,908	3,214	2,122	1,820	2,226
Long-term debt	12,178	13,585	12,947	15,046	14,041

Total liabilities	107,211	107,687	105,598	104,221	102,044
Shareholders’ equity
Common stock	1,295	1,295	1,295	1,295	1,295
Preferred stock	4,252	4,241	1,082	1,082	9
Capital surplus	841	848	597	582	1,769
Retained earnings	5,792	5,824	8,013	8,179	8,465
Accumulated other comprehensive income (loss)	151	98	(60)	(152)	11
Treasury stock	(229)	(229)	(231)	(232)	(2,197)

Total shareholders’ equity (c)	12,102	12,077	10,696	10,754	9,352

Total liabilities and shareholders’ equity	$119,313	$119,764	$116,294	$114,975	$111,396

(a) Amortized cost	$16,642	$12,550	$13,249	$12,935	$12,417
(b) Market values	358	360	360	361	353
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	1,300,000
Outstanding, excluding treasury	576,936	577,387	577,487	577,530	532,106
Treasury	6,491	6,040	5,941	5,897	51,321

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

$ in millions

(unaudited)

	For the Three Months Ended
	March 2009	March 2008
Total shareholders’ equity, beginning	$12,077	$9,161
Net income	50	286
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	63	96
Qualifying cash flow hedges	(12)	39
Change in accumulated other comprehensive income related to employee benefit plans	2	2

Comprehensive income	103	423
Cash dividends declared:
Common stock	(5)	(234)
Preferred stock	(66)	—
Stock-based awards exercised, including treasury shares issued	—	2
Stock-based compensation expense	11	12
Loans repaid (issued) related to exercise of stock-based awards, net	—	(2)
Change in corporate tax benefit related to stock-based compensation	(18)	(10)
Other	—	—

Total shareholders’ equity, ending	$12,102	$9,352

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	March 2009	December 2008	March 2008	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial loans	$28,968	$30,227	$26,617	(4%)	9%
Commercial mortgage loans	12,809	13,194	12,052	(3%)	6%
Commercial construction loans	5,115	5,990	5,577	(15%)	(8%)
Commercial leases	3,564	3,610	3,723	(1%)	(4%)
Residential mortgage loans	10,921	10,327	11,699	6%	(7%)
Home equity	12,763	12,677	11,846	1%	8%
Automobile loans	8,687	8,428	10,542	3%	(18%)
Credit card	1,825	1,748	1,660	4%	10%
Other consumer loans and leases	1,177	1,225	1,196	(4%)	(2%)
Taxable securities	16,283	14,882	11,560	9%	41%
Tax exempt securities	262	288	403	(9%)	(35%)
Other short-term investments	1,290	513	634	151%	103%

Total interest-earning assets	103,664	103,109	97,509	1%	6%
Cash and due from banks	2,438	2,897	2,236	(16%)	9%
Other assets	15,363	15,089	12,477	2%	23%
Allowance for loan and lease losses	(2,784)	(2,142)	(931)	30%	199%

Total assets	$118,681	$118,953	$111,291	—	7%

Liabilities
Interest-bearing liabilities:
Interest checking	$14,229	$13,698	$14,836	4%	(4%)
Savings	16,272	15,960	16,075	2%	1%
Money market	4,559	4,983	6,896	(9%)	(34%)
Foreign office	1,755	1,876	2,443	(6%)	(28%)
Other time	14,501	13,337	10,884	9%	33%
Certificates - $100,000 and over	11,802	12,468	5,835	(5%)	102%
Other	247	1,090	3,861	(77%)	(94%)
Federal funds purchased	701	2,016	5,258	(65%)	(87%)
Other short-term borrowings	9,621	10,912	4,937	(12%)	95%
Long-term debt	12,531	13,100	13,328	(4%)	(6%)

Total interest-bearing liabilities	86,218	89,440	84,353	(4%)	2%
Demand deposits	15,532	14,602	13,208	6%	18%
Other liabilities	4,847	4,620	4,351	5%	11%

Total liabilities	106,597	108,662	101,912	(2%)	5%
Shareholders’ equity	12,084	10,291	9,379	17%	29%

Total liabilities and shareholders’ equity	$118,681	$118,953	$111,291	—	7%

Yield Analysis
Interest-earning assets:
Commercial loans	4.00%	4.96%	5.99%
Commercial mortgage loans	4.56%	6.10%	6.28%
Commercial construction loans	3.35%	5.32%	5.64%
Commercial leases	3.12%	3.75%	4.30%
Residential mortgage loans	6.04%	6.37%	6.14%
Home equity	4.28%	5.08%	6.46%
Automobile loans	6.40%	6.40%	6.41%
Credit card	10.89%	10.68%	9.15%
Other consumer loans and leases	6.18%	5.70%	5.52%

Total loans and leases	4.73%	5.55%	6.13%
Taxable securities	4.39%	4.91%	5.13%
Tax exempt securities	7.44%	7.41%	7.31%
Other short-term investments	0.19%	0.91%	3.08%

Total interest-earning assets	4.63%	5.44%	5.99%
Interest-bearing liabilities:
Interest checking	0.27%	0.60%	1.44%
Savings	0.89%	1.27%	1.81%
Money market	0.72%	1.29%	2.74%
Foreign office	0.54%	0.95%	2.48%
Other time	3.62%	3.62%	4.30%
Certificates - $100,000 and over	3.04%	3.39%	4.44%
Other	0.23%	0.64%	3.22%
Federal funds purchased	0.30%	0.71%	3.26%
Other short-term borrowings	1.00%	1.87%	3.02%
Long-term debt	3.36%	4.13%	4.48%

Total interest-bearing liabilities	1.89%	2.28%	2.99%
Ratios:
Net interest margin (taxable equivalent)	3.06%	3.46%	3.41%
Net interest rate spread (taxable equivalent)	2.74%	3.16%	3.00%
Interest-bearing liabilities to interest-earning assets	83.17%	86.74%	86.51%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	March 2009	December 2008	September 2008	June 2008	March 2008
Assets
Interest-earning assets:
Commercial loans	$28,968	$30,227	$28,284	$28,557	$26,617
Commercial mortgage loans	12,809	13,194	13,257	12,590	12,052
Commercial construction loans	5,115	5,990	6,110	5,700	5,577
Commercial leases	3,564	3,610	3,642	3,747	3,723
Residential mortgage loans	10,921	10,327	10,711	11,244	11,699
Home equity	12,763	12,677	12,534	12,012	11,846
Automobile loans	8,687	8,428	8,303	8,439	10,542
Credit card	1,825	1,748	1,720	1,703	1,660
Other consumer loans and leases	1,177	1,225	1,211	1,220	1,196
Taxable securities	16,283	14,882	13,310	12,554	11,560
Tax exempt securities	262	288	315	364	403
Other short-term investments	1,290	513	890	445	634

Total interest-earning assets	103,664	103,109	100,287	98,575	97,509
Cash and due from banks	2,438	2,897	2,468	2,357	2,236
Other assets	15,363	15,089	13,683	12,370	12,477
Allowance for loan and lease losses	(2,784)	(2,142)	(1,654)	(1,204)	(931)

Total assets	$118,681	$118,953	$114,784	$112,098	$111,291

Liabilities
Interest-bearing liabilities:
Interest checking	$14,229	$13,698	$13,843	$14,396	$14,836
Savings	16,272	15,960	16,154	16,583	16,075
Money market	4,559	4,983	6,051	6,592	6,896
Foreign office	1,755	1,876	2,126	2,169	2,443
Other time	14,501	13,337	10,780	9,517	10,884
Certificates - $100,000 and over	11,802	12,468	11,623	8,143	5,835
Other	247	1,090	395	2,948	3,861
Federal funds purchased	701	2,016	1,013	3,643	5,258
Other short-term borrowings	9,621	10,912	9,613	5,623	4,937
Long-term debt	12,531	13,100	14,392	14,803	13,328

Total interest-bearing liabilities	86,218	89,440	85,990	84,417	84,353
Demand deposits	15,532	14,602	14,225	14,023	13,208
Other liabilities	4,847	4,620	3,726	4,029	4,351

Total liabilities	106,597	108,662	103,941	102,469	101,912
Shareholders’ equity	12,084	10,291	10,843	9,629	9,379

Total liabilities and shareholders’ equity	$118,681	$118,953	$114,784	$112,098	$111,291

Yield Analysis
Interest-earning assets:
Commercial loans	4.00%	4.96%	5.46%	5.04%	5.99%
Commercial mortgage loans	4.56%	6.10%	8.71%	5.93%	6.28%
Commercial construction loans	3.35%	5.32%	6.97%	5.44%	5.64%
Commercial leases	3.12%	3.75%	3.85%	-9.77%	4.30%
Residential mortgage loans	6.04%	6.37%	7.05%	6.10%	6.14%
Home equity	4.28%	5.08%	5.76%	5.61%	6.46%
Automobile loans	6.40%	6.40%	6.32%	6.23%	6.41%
Credit card	10.89%	10.68%	9.93%	9.28%	9.15%
Other consumer loans and leases	6.18%	5.70%	4.93%	4.97%	5.52%

Total loans and leases	4.73%	5.55%	6.41%	4.97%	6.13%
Taxable securities	4.39%	4.91%	4.81%	4.83%	5.13%
Tax exempt securities	7.44%	7.41%	7.38%	7.32%	7.31%
Other short-term investments	0.19%	0.91%	2.21%	2.12%	3.08%

Total interest-earning assets	4.63%	5.44%	6.16%	4.95%	5.99%
Interest-bearing liabilities:
Interest checking	0.27%	0.60%	0.78%	0.78%	1.44%
Savings	0.89%	1.27%	1.29%	1.16%	1.81%
Money market	0.72%	1.29%	1.67%	1.76%	2.74%
Foreign office	0.54%	0.95%	1.37%	1.42%	2.48%
Other time	3.62%	3.62%	3.31%	3.52%	4.30%
Certificates - $100,000 and over	3.04%	3.39%	2.97%	3.29%	4.44%
Other	0.23%	0.64%	1.83%	2.10%	3.22%
Federal funds purchased	0.30%	0.71%	1.78%	2.08%	3.26%
Other short-term borrowings	1.00%	1.87%	2.46%	2.15%	3.02%
Long-term debt	3.36%	4.13%	3.63%	3.85%	4.48%

Total interest-bearing liabilities	1.89%	2.28%	2.25%	2.23%	2.99%
Ratios:
Net interest margin (taxable equivalent)	3.06%	3.46%	4.24%	3.04%	3.41%
Net interest rate spread (taxable equivalent)	2.74%	3.16%	3.91%	2.72%	3.00%
Interest-bearing liabilities to interest-earning assets	83.17%	86.74%	85.74%	85.64%	86.51%

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	March 2009	December 2008	September 2008	June 2008	March 2008
Average Loans and Leases
Commercial:
Commercial loans	$28,949	$30,227	$28,284	$28,299	$25,367
Commercial mortgage loans	12,508	13,189	13,257	12,590	12,016
Commercial construction loans	4,987	5,990	6,110	5,700	5,577
Commercial leases	3,564	3,610	3,641	3,747	3,723

Subtotal - commercial	50,008	53,016	51,292	50,336	46,683
Consumer:
Residential mortgage loans	9,195	9,335	9,681	9,922	10,395
Home equity	12,763	12,677	12,534	12,012	11,846
Automobile loans	8,687	8,428	8,303	8,439	9,278
Credit card	1,825	1,748	1,720	1,703	1,660
Other consumer loans and leases	1,083	1,165	1,165	1,125	1,083

Subtotal - consumer	33,553	33,353	33,403	33,201	34,262

Total average loans and leases (excluding held for sale)	$83,561	$86,369	$84,695	$83,537	$80,945

Average loans held for sale	2,268	1,057	1,077	1,676	3,967
End of Period Loans and Leases
Commercial:
Commercial loans	$28,617	$29,197	$29,424	$28,958	$26,590
Commercial mortgage loans	12,560	12,502	13,355	13,394	12,155
Commercial construction loans	4,745	5,114	6,002	6,007	5,592
Commercial leases	3,521	3,666	3,642	3,647	3,727

Subtotal - commercial	49,443	50,479	52,423	52,006	48,064
Consumer:
Residential mortgage loans	8,875	9,385	9,351	9,866	9,873
Home equity	12,710	12,752	12,599	12,421	11,803
Automobile loans	8,688	8,594	8,306	8,362	8,394
Credit card	1,816	1,811	1,688	1,717	1,686
Other consumer loans and leases	1,037	1,122	1,131	1,152	1,066

Subtotal - consumer	33,126	33,664	33,075	33,518	32,822

Total portfolio loans and leases	$82,569	$84,143	$85,498	$85,524	$80,886

Core business activity	2,199	979	1,000	889	2,573
Portfolio management activity	403	473	—	—	—

Total loans held for sale	2,602	1,452	1,000	889	2,573
Operating lease equipment	470	463	369	364	317
Loans and Leases Serviced for Others (a):
Commercial loans	2,091	2,518	3,016	3,463	3,429
Commercial mortgage loans	297	312	290	279	250
Commercial construction loans	258	264	271	287	257
Commercial leases	154	170	167	174	182
Residential mortgage loans	41,524	40,378	39,777	38,740	36,487
Home equity	272	273	274	275	279
Automobile loans	1,754	1,946	2,138	2,358	2,619
Credit card	16	17	18	16	19
Other consumer loans and leases	7	7	8	5	20

Total loans and leases serviced for others	46,373	45,885	45,959	45,597	43,542

Total loans and leases serviced	$132,014	$131,943	$132,826	$132,374	$127,318

(a)	Fifth Third sells certain loans and leases and obtains servicing responsibilities

Fifth Third Bancorp and Subsidiaries

Regulatory Capital (a)

$ in millions

(unaudited)

	As of
	March 2009	December 2008	September 2008	June 2008	March 2008
Tier I capital:
Shareholders’ equity	$12,102	$12,077	$10,696	$10,754	$9,352
Goodwill and certain other intangibles	(2,785)	(2,801)	(3,729)	(3,774)	(2,571)
Unrealized (gains) losses	(151)	(109)	54	141	(23)
Qualifying trust preferred securities	2,763	2,763	2,763	2,763	2,302
Other	(5)	(6)	(50)	(55)	(67)

Total tier I capital	$11,924	$11,924	$9,734	$9,829	$8,993

Total risk-based capital:
Tier I capital	$11,924	$11,924	$9,734	$9,829	$8,993
Qualifying allowance for credit losses	1,375	1,413	1,415	1,429	1,327
Qualifying subordinated notes	3,203	3,309	2,824	2,773	2,884

Total risk-based capital	$16,502	$16,646	$13,973	$14,031	$13,204

Risk-weighted assets	$109,063	$112,622	$113,601	$115,481	$116,451
Ratios:
Average shareholders’ equity to average assets	10.18%	8.65%	9.45%	8.59%	8.43%

Regulatory capital:
Fifth Third Bancorp
Tier I capital	10.93%	10.59%	8.57%	8.51%	7.72%
Total risk-based capital	15.13%	14.78%	12.30%	12.15%	11.34%
Tier I leverage	10.29%	10.27%	8.77%	9.08%	8.28%
Fifth Third Bank
Tier I capital	8.83%	8.13%	8.63%	8.36%	8.30%
Total risk-based capital	11.67%	10.92%	11.35%	11.02%	10.71%
Tier I leverage	7.46%	7.03%	7.64%	7.65%	8.07%
Fifth Third Bank (Michigan)
Tier I capital	11.14%	11.06%	9.65%	9.68%	9.02%
Total risk-based capital	13.05%	12.95%	11.50%	11.51%	10.83%
Tier I leverage	10.56%	10.45%	10.04%	10.22%	9.85%
Fifth Third Bank N.A.
Tier I capital	15.67%	16.33%	14.59%	11.13%	21.10%
Total risk-based capital	16.94%	17.59%	15.35%	11.65%	22.03%
Tier I leverage	13.83%	14.11%	14.17%	26.53%	24.18%

(a)	Current period regulatory capital data and ratios are estimated

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	March 2009	December 2008	September 2008	June 2008	March 2008
Average loans and leases (excluding held for sale):
Commercial loans	$28,949	$30,227	$28,284	$28,299	$25,367
Commercial mortgage loans	12,508	13,189	13,257	12,590	12,016
Commercial construction loans	4,987	5,990	6,110	5,700	5,577
Commercial leases	3,564	3,610	3,641	3,747	3,723
Residential mortgage loans	9,195	9,335	9,681	9,922	10,395
Home equity	12,763	12,677	12,534	12,012	11,846
Automobile loans	8,687	8,428	8,303	8,439	9,278
Credit card	1,825	1,748	1,720	1,703	1,660
Other consumer loans and leases	1,083	1,165	1,165	1,125	1,083

Total average loans and leases (excluding held for sale)	$83,561	$86,369	$84,695	$83,537	$80,945

Losses charged off:
Commercial loans	$(116)	$(430)	$(89)	$(109)	$(39)
Commercial mortgage loans	(79)	(468)	(94)	(22)	(33)
Commercial construction loans	(78)	(541)	(88)	(49)	(72)
Commercial leases	—	—	—	—	—
Residential mortgage loans	(75)	(68)	(77)	(63)	(34)
Home equity	(73)	(55)	(58)	(57)	(42)
Automobile loans	(56)	(50)	(40)	(35)	(44)
Credit card	(38)	(32)	(25)	(23)	(21)
Other consumer loans and leases	(6)	(8)	(10)	(7)	(8)

Total losses	(521)	(1,652)	(481)	(365)	(293)
Recoveries of losses previously charged off:
Commercial loans	13	8	4	2	3
Commercial mortgage loans	2	3	—	1	—
Commercial construction loans	2	2	—	—	—
Commercial leases	—	—	—	—	—
Residential mortgage loans	—	—	—	—	—
Home equity	1	1	3	3	1
Automobile loans	10	7	8	9	9
Credit card	2	2	1	2	1
Other consumer loans and leases	1	2	2	4	3

Total recoveries	31	25	18	21	17
Net losses charged off:
Commercial loans	(103)	(422)	(85)	(107)	(36)
Commercial mortgage loans	(77)	(465)	(94)	(21)	(33)
Commercial construction loans	(76)	(539)	(88)	(49)	(72)
Commercial leases	—	—	—	—	—
Residential mortgage loans	(75)	(68)	(77)	(63)	(34)
Home equity	(72)	(54)	(55)	(54)	(41)
Automobile loans	(46)	(43)	(32)	(26)	(35)
Credit card	(36)	(30)	(24)	(21)	(20)
Other consumer loans and leases	(5)	(6)	(8)	(3)	(5)

Total net losses charged off	$(490)	$(1,627)	$(463)	$(344)	$(276)

Net charge-off Ratios:
Commercial loans	1.45%	5.55%	1.19%	1.52%	0.57%
Commercial mortgage loans	2.50%	14.05%	2.82%	0.66%	1.10%
Commercial construction loans	6.21%	35.81%	5.71%	3.46%	5.20%
Commercial leases	—	(0.04%)	(0.03%)	(0.01%)	—
Residential mortgage loans	3.27%	2.90%	3.16%	2.57%	1.33%
Home equity	2.28%	1.68%	1.77%	1.83%	1.39%
Automobile loans	2.17%	2.00%	1.51%	1.21%	1.52%
Credit card	7.92%	6.82%	5.45%	4.93%	4.78%
Other consumer loans and leases	1.63%	2.41%	2.84%	1.31%	1.78%

Total net charge-off ratio	2.37%	7.50%	2.17%	1.66%	1.37%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

	For the Three Months Ended
	March 2009	December 2008	September 2008	June 2008	March 2008
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$2,787	$2,058	$1,580	$1,205	$937
Total net losses charged off	(490)	(1,627)	(463)	(344)	(276)
Provision for loan and lease losses	773	2,356	941	719	544

Allowance for loan and lease losses, ending	$3,070	$2,787	$2,058	$1,580	$1,205
Reserve for unfunded commitments, beginning	$195	$132	$115	$103	$95
Provision for unfunded commitments	36	63	17	10	8
Acquisitions	—	—	—	2	—

Reserve for unfunded commitments, ending	$231	$195	$132	$115	$103

Components of allowance for credit losses:
Allowance for loan and lease losses	$3,070	$2,787	$2,058	$1,580	$1,205
Reserve for unfunded commitments	231	195	132	115	103

Total allowance for credit losses	$3,301	$2,982	$2,190	$1,695	$1,308

Nonperforming Assets and Delinquent Loans
Nonaccrual loans and leases:
Commercial loans	$667	$541	$550	$407	$300
Commercial mortgage loans	692	482	724	524	312
Commercial construction loans	551	362	636	537	408
Commercial leases	27	21	23	18	11
Residential mortgage loans	265	259	216	142	138
Home equity	25	26	27	35	42
Automobile loans	2	5	3	7	13
Other consumer loans and leases	—	—	—	—	—

Total nonaccrual loans and leases	2,229	1,696	2,179	1,670	1,224
Restructured loans and leases (non accrual) (a)	167	80	50	56	43

Total nonperforming loans and leases	2,396	1,776	2,229	1,726	1,267
Repossessed personal property	25	24	24	22	22
Other real estate owned	227	206	198	190	182

Total nonperforming assets (b)	2,648	2,006	2,451	1,938	1,471
Nonaccrual loans held for sale	403	473	—	—	—

Total nonperforming assets including loans held for sale	$3,051	$2,479	$2,451	$1,938	$1,471

Restructured loans and leases (accrual) (a)	$615	$494	$377	$262	$121
Ninety days past due loans and leases:
Commercial loans	$131	$76	$109	$54	$73
Commercial mortgage loans	124	136	157	150	97
Commercial construction loans	49	74	84	53	49
Commercial leases	6	4	3	1	3
Residential mortgage loans	231	198	185	228	192
Home equity	105	96	72	76	76
Automobile loans	18	21	16	12	14
Credit card	68	56	44	33	34
Other consumer loans and leases	1	1	1	1	1

Total ninety days past due loans and leases	$733	$662	$671	$608	$539

Ratios
Net losses charged off as a percent of average loans and leases	2.37%	7.50%	2.17%	1.66%	1.37%
Allowance for loan and lease losses:
As a percent of loan and leases	3.71%	3.31%	2.41%	1.85%	1.49%
As a percent of nonperforming loans and leases (b)	128%	157%	92%	92%	95%
As a percent of nonperforming assets (b)	116%	139%	84%	81%	82%
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (b)	2.89%	2.11%	2.60%	2.01%	1.56%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (b)	3.19%	2.38%	2.86%	2.26%	1.81%
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	3.57%	2.89%	2.83%	2.24%	1.76%

(a)	Restructured loans and leases less than 90 days delinquent were reclassified from non accrual to accrual status for March 31, 2009 and prior.

(b)	Does not include nonaccrual loans held for sale

Fifth Third Bancorp and Subsidiaries

Segment Presentation

$ in millions

(unaudited)

For the three months ended March 31, 2009 ($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	335	380	132	3	37	(106)	781
Provision for loan and lease losses	(217)	(128)	(133)	(3)	(9)	(283)	(773)

Net interest income after provision for loan and lease losses	118	252	(1)	—	28	(389)	8
Total noninterest income	179	181	156	205	83	(107)	697
Total noninterest expense	(237)	(325)	(111)	(135)	(83)	(71)	(962)

Net income (loss) before taxes	60	108	44	70	28	(567)	(257)
Applicable income taxes (a)	7	(38)	(15)	(24)	(10)	387	307

Net income (loss)	67	70	29	46	18	(180)	50
Dividends on preferred stock	—	—	—	—	—	76	76

Net income (loss) available to common shareholders	67	70	29	46	18	(256)	(26)

For the three months ended December 31, 2008 ($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	390	419	122	3	44	(80)	898
Provision for loan and lease losses	(1,347)	(125)	(121)	(5)	(28)	(730)	(2,356)

Net interest income after provision for loan and lease losses	(957)	294	1	(2)	16	(810)	(1,458)
Total noninterest income	176	196	76	215	87	(108)	642
Total noninterest expense	(997)	(324)	(326)	(143)	(91)	(141)	(2,022)

Net income (loss) before taxes	(1,778)	166	(249)	70	12	(1,059)	(2,838)
Applicable income taxes (a)	651	(58)	88	(25)	(4)	44	696

Net income (loss)	(1,127)	108	(161)	45	8	(1,015)	(2,142)
Dividends on preferred stock	—	—	—	—	—	42	42

Net income (loss) available to common shareholders	(1,127)	108	(161)	45	8	(1,057)	(2,184)

For the three months ended September 30, 2008 ($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	491	477	132	—	50	(82)	1,068
Provision for loan and lease losses	(235)	(87)	(124)	(4)	(11)	(480)	(941)

Net interest income after provision for loan and lease losses	256	390	8	(4)	39	(562)	127
Total noninterest income	161	212	73	213	96	(38)	717
Total noninterest expense	(225)	(312)	(81)	(140)	(91)	(118)	(967)

Net income (loss) before taxes	192	290	—	69	44	(718)	(123)
Applicable income taxes (a)	(42)	(102)	—	(24)	(15)	250	67

Net income (loss)	150	188	—	45	29	(468)	(56)
Dividends on preferred stock	—	—	—	—	—	25	25

Net income (loss) available to common shareholders	150	188	—	45	29	(493)	(81)

For the three months ended June 30, 2008 ($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	338	409	96	(1)	49	(147)	744
Provision for loan and lease losses	(156)	(76)	(103)	(4)	(5)	(375)	(719)

Net interest income after provision for loan and lease losses	182	333	(7)	(5)	44	(522)	25
Total noninterest income	158	212	85	216	101	(50)	722
Total noninterest expense	(216)	(310)	(87)	(137)	(99)	(9)	(858)

Net income (loss) before taxes	124	235	(9)	74	46	(581)	(111)
Applicable income taxes (a)	(18)	(83)	3	(26)	(16)	49	(91)

Net income (loss)	106	152	(6)	48	30	(532)	(202)

For the three months ended March 31, 2008 ($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	349	408	113	—	48	(92)	826
Provision for loan and lease losses	(126)	(64)	(76)	(3)	(5)	(270)	(544)

Net interest income after provision for loan and lease losses	223	344	37	(3)	43	(362)	282
Total noninterest income	160	191	112	198	102	101	864
Total noninterest expense	(221)	(298)	(90)	(133)	(95)	122	(715)

Net income before taxes	162	237	59	62	50	(139)	431
Applicable income taxes (a)	(33)	(83)	(21)	(22)	(18)	32	(145)

Net income (loss)	129	154	38	40	32	(107)	286

(a)	Includes taxable equivalent adjustments of $5 million for the three months ended March 31, 2009, December 31, 2008 and September 30, 2008 and $6 million for the three months ended June 30, 2008 and March 31, 2008.